Arcturus Therapeutics Executes Definitive Supply Agreement
with the Israeli Ministry of Health

SAN DIEGO, Aug. 18, 2020 (GLOBE NEWSWIRE) -- Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a leading clinical-stage messenger RNA medicines company focused on the development of infectious disease vaccines and significant opportunities within liver and respiratory rare diseases, today announced that it has executed the definitive supply agreement provided for in the previously announced binding term sheet agreement with the Israeli Ministry of Health, to supply COVID-19 STARR™ mRNA vaccine candidate (ARCT-021). Delivery to Israel of doses of Arcturus’ COVID-19 vaccine candidate is contingent upon achievement of near term clinical and regulatory milestones.

“We are pleased to have executed the definitive supply agreement with the Israeli Ministry of Health. Arcturus is honored to play a key role in Israel’s COVID-19 vaccination strategy.  As indicated in a recent press conference on July 23rd, led by Prime Minister Netanyahu, this is considered a significant deal to the government of Israel, providing them rights and access to ARCT-021 and a path to potentially vaccinate a substantial portion of their citizens against coronavirus,” said Joseph Payne, President & CEO of Arcturus. “We value the Israeli Ministry of Health’s commitment to our differentiating STARR™ mRNA vaccine candidate and we look forward to advancing the development of ARCT-021.”

Israel is the second country, in addition to Singapore, to reserve supply of the ARCT-021 vaccine. Arcturus is in active discussions with certain government entities in major markets and other parts of the world. With the Company’s manufacturing partners, Arcturus is in the process of manufacturing millions of doses in 2020 and positioned to supply hundreds of millions of doses annually thereafter.

For more information about rights and access to Arcturus’ COVID-19 vaccine candidate, ARCT-021, please contact Arcturus at Vax@ArcturusRx.com.

About STARR™ Technology
The STARR™ Technology platform combines self-replicating RNA with LUNAR®, a leading nanoparticle delivery system, into a single solution to produce proteins inside the human body.  The versatility of the STARR™ Technology affords its ability upon delivery into the cell to generate a protective immune response or drive therapeutic protein expression to potentially prevent against or treat a variety of diseases. The self-replicating RNA-based therapeutic vaccine triggers rapid and prolonged antigen expression within host cells resulting in protective immunity against infectious pathogens. This combination of the LUNAR® and STARR™ technology is expected to provide lower dose requirements due to superior immune response, sustained protein expression compared to non-self-replicating RNA-based vaccines and potentially enable us to produce vaccines more quickly and simply.

About Arcturus Therapeutics
Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a clinical-stage mRNA medicines and vaccines company with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR™ mRNA Technology and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus’ diverse pipeline of RNA therapeutic and vaccine candidates includes self-replicating mRNA vaccine programs for SARS-CoV-2 (COVID-19) and Influenza, and other programs to potentially treat Ornithine Transcarbamylase (OTC) Deficiency, Cystic Fibrosis, Cardiovascular Disease along with partnered programs including Glycogen Storage Disease Type 3, Hepatitis B Virus, and non-alcoholic steatohepatitis (NASH). Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, replicon RNA, antisense RNA, microRNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (192 patents and patent applications, issued in the U.S., Europe, Japan, China and other countries). Arcturus’ commitment to the development of novel RNA therapeutics has led to collaborations with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, Ultragenyx Pharmaceutical, Inc., Takeda Pharmaceutical Company Limited, CureVac AG, Synthetic Genomics Inc., Duke-NUS, and the Cystic Fibrosis Foundation. For more information visit www.ArcturusRx.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, including those regarding the Company’s efforts to develop a vaccine against COVID-19, and therapeutic potential thereof, based on the Company’s mRNA therapeutics, the ability of the Company to scale up manufacturing of vaccine doses, regulatory approval of the vaccine against COVID-19, the potential supply of the vaccine to government entities in major markets and other parts of the world and the impact of general business and economic conditions are forward-looking statements. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties, including those discussed under the heading "Risk Factors" in Arcturus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020 and in subsequent filings with, or submissions to, the SEC. No assurances can be given that any results reported in pre-clinical studies can be replicated in further studies or in human beings, or that a vaccine can or will ever be developed or approved using the Company’s technology. A more fulsome description of the definitive supply agreement will be included with the current report on Form 8-K to be filed by the Company with the SEC.  Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

IR and Media Contacts
Arcturus Therapeutics
Neda Safarzadeh
(858) 900-2682
IR@ArcturusRx.com

Kendall Investor Relations
Carlo Tanzi, Ph.D.
(617) 914-0008
ctanzi@kendallir.com